Exhibit 10.1

OMNIBUS ASSIGNMENT, ASSUMPTION AND AMENDMENT

This Omnibus Assignment, Assumption and Amendment (this “Agreement”) is made by and between Federal Realty Investment Trust, a Maryland real estate Investment Trust (“Assignor”), and FRT Holdco REIT, a Maryland real estate investment trust (“Assignee”), effective as of the effective time (“Effective Time”) of the Merger (defined below).

Pursuant to the Merger Agreement and Plan of Reorganization dated as of December 2, 2021 (“Merger Agreement”), among Assignor, Assignee and FRT Merger Sub REIT, a Maryland real estate investment trust (“Merger Sub”), Merger Sub will be merged with and into Assignor, with Assignor being the surviving entity and becoming a subsidiary of Assignee (the “Merger”). In the Merger, each of Assignor’s capital shares will be converted into a capital share of Assignee. Following the Merger, Assignor will convert into a Delaware limited partnership and change its name to Federal Realty OP LP, and Assignee will change its name to “Federal Realty Investment Trust.” In connection with the Merger, Assignor has agreed to assign to Assignee, and Assignee has agreed to assume from Assignor and modify as necessary, all of the agreements, plans, policies and other commitments listed in Paragraph 2 below.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties, intending to be legally bound, agree as follows:

1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings assigned to them in the Federal Realty Investment Trust 2020 Performance Incentive Plan (“2020 Plan”).

2. Assignment. Assignor hereby assigns to Assignee all of its rights and obligations under the following (collectively, the “Assumed Obligations”):

(a) The 2020 Plan, together with all Awards and Award Agreements thereunder and any other obligations to issue securities in connection therewith;

(b) Federal Realty Investment Trust 2007 Employee Share Purchase Plan;

(c) Dividend Reinvestment and Share Purchase Plan;

(d) any other plans, policies, agreements and commitments of Assignor in effect as of immediately before the Effective Time with respect to the issuance of capital shares of Assignor, as compensation or otherwise, to employees, trustees or other persons;

(e) the rights of Assignor under the partnership and limited liability company agreements governing the following entities and any registration rights agreements entered into in connection therewith: (i) NVI-Avenue, LLC, a Maryland limited liability company; (ii) Route 35 Shrewsbury Limited Partnership, a New Jersey limited partnership; (iii) Shrewsbury Commons L.P., a Washington limited partnership; (iv) Sea Girt Limited Partnership, a Washington limited partnership; (v) 35 West, LLC, a Washington limited liability company; and (vi) Federal Realty Partners L.P., a Delaware limited partnership;

(f) in accordance with Section 1.7 of the Merger Agreement and for the avoidance of doubt, all of Assignor’s obligations with respect to any dividends or other distributions to Assignor’s shareholders that have been declared by Assignor but not paid prior to the Effective Time; and

(g) the Deposit Agreement dated as of September 29, 2017 by and among Assignor, American Stock Transfer & Trust Company, LLC, as Depositary, and all holders from time to time of Receipts (as defined therein) issued thereunder.

3. Assumption. Assignee hereby assumes all of the rights and obligations of Assignor under the Assumed Obligations, and agrees to abide by and perform all terms, covenants and conditions of Assignor under such Assumed Obligations. In consideration of the assumption by Assignee of all of the rights and obligations of Assignor under the Assumed Obligations, Assignor agrees to pay: (a) all expenses incurred by Assignee in connection with the assumption of the Assumed Obligations; and (b) all expenses incurred by Assignee in connection with the registration on Form S-8 of the common shares of Assignee, including, without limitation, registration fees imposed by the Securities and Exchange Commission.

4. Amendments. From and after the Effective Time, all documentation pertaining to the Assumed Obligations shall each be deemed amended as necessary to provide that references to Assignor in such agreements shall be read to refer to Assignee. Without limiting the generality of the foregoing, each of the Assumed Obligations shall be amended as follows:

(a) All references to the “Board” or “Board of Trustees” shall mean and refer to the Board of Trustees of Assignee or any successor thereto, and all references to “Trustee” shall mean and refer to any member of the Board of Trustees of Assignee or any successor thereto.

(b) All references to the “Trust,” the “Company,” “Federal,” “FRT,” “FRIT,” “Federal Realty,” and “Federal Realty Investment Trust,” shall mean and refer to Assignee or any successor thereto.

(c) All references to the “Committee” or “Compensation Committee” shall mean and refer to the Compensation and Human Capital Management Committee of the Board of Trustees of Assignee or any successor thereto.

(d) All references to the common shares of beneficial interest of Assignor shall mean and refer to the common shares of beneficial interest of Assignee, and all references to any series of preferred shares of beneficial interest of Assignor shall mean and refer to such series of preferred shares of beneficial interest of Assignee.

5. Further Assurances. Subject to the terms of this Agreement, the parties hereto shall take all reasonable and lawful action as may be necessary or appropriate to cause the intent of this Agreement to be carried out, including, without limitation, and in their discretion, entering into amendments to the Assumed Agreements and notifying the other parties thereto of such assignment and assumption.

6. Successors and Assigns. This Agreement shall be binding upon Assignor and Assignee, and their respective successors and assigns. The terms and conditions of this Agreement shall survive the consummation of the Merger.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws principles.

8. Entire Agreement. This Agreement, together with the Merger Agreement, constitute the entire agreement and supersede all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be modified or amended except by a writing executed by the parties hereto.

9. Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

10. Third Party Beneficiaries. Except as amended by this Agreement, all of the Assumed Obligations shall remain in full force and effect. Further, Grantees under the 2020 Plan are intended to be third party beneficiaries to this Agreement.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

This Agreement is signed and effective as of the Effective Time.

ASSIGNOR:		ASSIGNEE:

FEDERAL REALTY INVESTMENT TRUST,		FRT HOLDCO REIT,
a Maryland real estate investment trust		a Maryland real estate investment trust

By:	/s/ Dawn M. Becker	By:	/s/ Dawn M. Becker
	Dawn. M. Becker	Dawn. M. Becker
	Executive Vice President-Corporate	Vice President-General Counsel and Secretary

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